EXHIBIT 99.1

                         Asbury Automotive Group Prices
           $250 Million Private Placement of Senior Subordinated Notes


STAMFORD, CT, May 31, 2002 - Asbury Automotive Group (NYSE: ABG) today announced that it has priced a $250 million private placement of senior subordinated notes due 2012 with an interest rate of 9%.

Asbury is using the net proceeds of this issuance to repay indebtedness under its existing credit facility.

The notes are being offered inside the United States to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933. The notes are not being registered under the Securities Act. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

ABOUT ASBURY AUTOMOTIVE GROUP

Asbury Automotive Group, Inc. headquartered in Stamford, Connecticut, is one of the largest automobile retailers in the U.S. Asbury operates through nine geographically concentrated, individually branded "platforms". These platforms operate 91 retail auto stores, encompassing 127 franchises for the sale and servicing of 36 different brands of American, European and Asian automobiles. The company offers customers an extensive range of automotive products and services, including new and used vehicle sales and related financing and insurance, vehicle maintenance and repair services, replacement parts and service contracts.

FORWARD LOOKING STATEMENTS

This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements include statements relating to plans regarding the company's financial position, results of operations and business strategy. These statements are based on management's current expectations and involve significant risks and uncertainties that may cause results to differ materially from those set forth in the statements. These risks and uncertainties include, among other things, market factors and general economic conditions. There can be no guarantees the company's plans will be successfully implemented or that they will prove to be commercially successful. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.


Contact:

     RFBinder Partners, New York
     Tom Pratt, 212/994-7563
     tom.pratt@rfbinder.com